Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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

                                                  Year Ended      Year Ended
                                                 June 30, 1996   June 30, 1995
                                                 _____________   _____________

EQUIVALENT SHARES:

Average Shares Outstanding                          1,183,987       1,094,850

Total Equivalent Shares                             1,183,987       1,094,850
Total Primary Shares                                1,270,097       1,227,331
Total Fully Diluted Shares                          1,512,593       1,461,095

Net Income                                       $  1,193,420    $  1,489,381
Less Preferred Stock Dividend                         139,999         139,999
                                                 _____________   _____________
Net Income after Preferred Dividend              $  1,053,421    $  1,349,382
                                                 =============   =============

Primary Earnings Per Share on Net Income         $        0.83    $       1.10
Fully Diluted Earnings Per Share on Net Income   $        0.79    $       1.02
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